THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON RESALE AND MAY NOT BE RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

SECTION 1(D) OF THIS WARRANT INCLUDES A CALL PROVISION UNDER WHICH THE HOLDER MAY BE COMPELLED TO EXERCISE THIS WARRANT UNDER CERTAIN CIRCUMSTANCES.

Series 2011A Warrant to Purchase Common Stock

Aftermarket Enterprises, Inc.

Dated: ____________, 2011

Shares of Common Stock	Series 2011A Warrant No.

This certifies that _____________________________ or its permitted transferee (such person or any such permitted transferee is sometimes herein called the “Holder”) is entitled to purchase from Aftermarket Enterprises, Inc., a Nevada corporation (the “Company”), during the period as hereinafter specified, up to _______________ shares (the “Shares”) of common stock, $.001 par value of the Company (the “Common Stock”), at a purchase price described herein, subject to adjustment as described below (as so adjusted from time to time, the “Exercise Price”), at any time until the Expiration Date (as defined below).

1. Exercise. This 2011A Warrant (this “Warrant”) shall be exercisable as follows:

(a) Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date first set forth above (the “Vesting Date”) and ending on the expiration of this Warrant as provided below.

(b) Exercise Price. The Exercise Price shall be $.50 per share, subject to adjustment as described below.

(c) Expiration of Warrant. This Warrant shall expire and shall no longer be exercisable upon the earlier to occur of (i) three years from the Vesting Date, or (ii) twenty (20) days after the date the Company provides the Call Notice to the Holder as provided in Section 1(d) (the “Expiration Date”). After the Expiration Date, the Holder shall have no right to purchase all or any portion of the Shares hereunder.

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(d) Company Call Option. Upon the occurrence of a Triggering Event (as defined below), the Company shall have the right (but not the obligation) to call this Warrant (the “Company Call Right”). The Company shall exercise the Company Call Right by providing written notice to the Holder of the occurrence of the Triggering Event (the “Call Notice”), which Call Notice shall be deemed to have been provided on the date that it is placed in regular mail or with an express courier company addressed to the Holder at the address set forth on the records of the Company. The Warrant shall expire twenty (20) days after the Company provides the Call Notice. A “Triggering Event” occurs at any time (i) the Company’s Common Stock is listed or quoted on any U.S. exchange or quotation service (including without limitation the OTC Bulletin Board, and Pink Sheets OTCQX and OTCQB), (ii) has for any twenty (20) consecutive trading-day period (A) a closing bid price of $.75 per share or greater as reported by Bloomberg, and (B) daily trading volume of 50,000 shares or greater as reported by Bloomberg, and (iii) a registration statement covering the resale of the Shares under the Securities Act of 1933, as amended (the “Act”) is effective.

2. Payment for Shares; Issuance of Certificates. The rights represented by this Warrant may be exercised at any time within the periods above specified, in whole or in part, by (i) the surrender of the Warrant (with the purchase form at the end hereof properly executed) at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company) and (ii) payment to the Company of the Exercise Price for the number of Shares specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any. The Warrant shall be deemed to have been exercised, in whole or in part to the extent specified, immediately prior to the close of business on the date the Warrant is surrendered and payment is made in accordance with the foregoing provisions of this Section 2, and the person or persons in whose name or names the certificates for the Shares shall be issuable upon such exercise shall become the holder or holders of record of such Shares at that time and date. The Shares and the certificates for the Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding fifteen (15) business days, after the rights represented by this Warrant shall have been so exercised.

3. Transfer. (a) Any transfer of this Warrant shall be effected by the Holder by (i) executing the form of assignment at the end hereof and (ii) surrendering the Warrant for cancellation at the office or agency of the Company referred to in Section 2 hereof, accompanied by (A) a certificate (signed by an officer of the Holder, or other authorized representative reasonably satisfactory to the Company, if the Holder is an entity) stating that each transferee is a permitted transferee under this Section 3, and (B) an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the Shares or the Warrant, as the case may be, may be sold or otherwise transferred without registration under the Act. Upon any transfer of this Warrant or any part thereof in accordance with the first sentence of this Section 3(a), the Company shall issue, in the name or names specified by the Holder, a new Warrant or Warrants of like tenor (including all substantive provisions hereof) and representing in the aggregate rights to purchase the same number of Shares as are purchasable hereunder at such time.

(b) Any attempted transfer of this Warrant or any part thereof in violation of this Section 3 shall be null and void ab initio.

(c) This Warrant may not be exercised and neither this Warrant nor any of the Shares, nor any interest in either, may be offered, sold, assigned, pledged, hypothecated, encumbered or in any other manner transferred or disposed of, in whole or in part, except in compliance with applicable United States federal and state securities laws and the terms and conditions hereof. Each Warrant shall bear a legend in substantially the same form as the legend set forth on the first page of this Warrant. Each certificate for Shares issued upon exercise of this Warrant, unless at the time of exercise such Shares are acquired pursuant to a registration statement that has been declared effective under the Act and applicable blue sky laws, shall bear a legend substantially in the following form:

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THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM. AFTERMARKET ENTERPRISES, INC. MAY REQUIRE AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT A PROPOSED TRANSFER OR SALE IS IN COMPLIANCE WITH THE ACT.

Any certificate for any Shares issued at any time in exchange or substitution for any certificate for any Shares bearing such legend (except a new certificate for any Shares issued after the acquisition of such Shares pursuant to a registration statement that has been declared effective under the Act) shall also bear such legend unless, in the opinion of counsel for the Company, the Shares represented thereby need no longer be subject to the restriction contained herein. The provisions of this Section 3(c) shall be binding upon all subsequent holders of certificates for Shares bearing the above legend and all subsequent holders of this Warrant, if any.

4. Shares to be Fully Paid. The Company covenants and agrees that all Shares that may be purchased hereunder will, upon issuance and delivery against payment therefor of the requisite purchase price, be duly and validly issued, fully paid and nonassessable.

5. No Voting or Dividend Rights. This Warrant shall not entitle the Holder to any voting rights or any other rights, including without limitation notice of meetings of other actions or receipt of dividends or other distributions, as a stockholder of the Company.

6. Adjustment of Exercise Price. The Exercise Price in effect at the time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a) In case the Company shall (i) declare a dividend or make a distribution on its outstanding Common Stock in Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, then appropriate adjustments in the number of Shares (or other securities for which such Shares have previously been exchanged or converted) subject to this Warrant shall be made and the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of this Warrant after such date shall be entitled to receive the aggregate number and kind of shares or other securities which, if this Warrant had been exercised by such Holder immediately prior to such date, the Holder would have been entitled to receive upon such dividend, distribution, subdivision, combination, or reclassification. For example, if the Company declares a 2 for 1 stock subdivision (forward split) and the Exercise Price hereof immediately prior to such event was $7.00 per Share and the number of Shares issuable upon exercise of this Warrant was 85,500, the adjusted Exercise Price immediately after such event would be $3.50 per Share and the adjusted number of Shares issuable upon exercise of this Warrant would be 171,000. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In the event that at any time, as a result of an adjustment made pursuant to the provisions of this Section 6, the Holder of the Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of the Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6(a) above.

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7. Governing Law. This Agreement shall be governed by and in accordance with the laws of the State of Nevada without regard to conflicts of laws principles thereof.

8. Binding Effect on Successors. In case of any consolidation of the Company with, or merger of the Company into, any other entity, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company at any time prior to the Expiration Date, then as a condition of such consolidation, merger or sale or conveyance, the Company shall give written notice of the consolidation, merger, sale or conveyance to the Holder and, from and after the effective date of such consolidation, merger, sale or conveyance the Warrant shall represent only the right to receive the consideration that would have been issuable in respect of the Shares underlying the Warrant in such consolidation, merger, sale or conveyance had the Warrant been exercised in full immediately prior to such effective time and the Holder shall have no further rights under this Warrant other than the right to receive such consideration.

9. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Exercise Price.

10. Lost Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an affidavit of loss and indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

11. Headings. The headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

12. Modification and Waiver. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

13. Survival. The rights and obligations of the Company, of the Holder and of the holder of Shares issued upon exercise of this Warrant shall survive the exercise of this Warrant.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Series 2011A Warrant to be signed by its duly authorized officer under its corporate seal.

Aftermarket Enterprises, Inc.

By
Its:

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PURCHASE FORM

(To be signed only upon exercise of Warrant)

The undersigned, being the holder of the foregoing Series 2011A Warrant to Purchase Common Stock, hereby irrevocably elects to exercise the purchase rights represented by such Warrant for, and to purchase thereunder, _______________ shares of Common Stock, par value $0.001 per share (the “Shares”), of Aftermarket Enterprises, Inc. and tenders herewith payment of the aggregate Exercise Price in respect of the Shares in full, in the amount of $_________ and requests that the certificates for the Shares be issued in the name(s) of, and delivered to _________________, whose address(es) is (are):

Dated :
By:

Address

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TRANSFER FORM

(To be signed only upon transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ____________ ____________________________ the right to purchase Shares represented by the foregoing Series 2011A Warrant to the extent of __________ Shares, and appoints _________________________ attorney to transfer such rights on the books of Aftermarket Enterprises, Inc., with full power of substitution in the premises. The undersigned and the transferee understanding and acknowledge that transfers of the Warrant are subject to restrictions set forth in Section 3 of the Warrant, and any purported transfer in violation of Section 3 shall be null and void ab initio.

Dated: ____________________________

By:
_____________________________

_____________________________

_____________________________
Address

In the presence of:

___________________________